FOR IMMEDIATE RELEASE
For: Great American Financial Resources, Inc.	Contact: Mark F. Muething
250 E. Fifth Street	Executive Vice President
Cincinnati, OH 45202	513-333-5515

Web Site: http://www.gafri.com

GREAT AMERICAN FINANCIAL RESOURCES REPORTS

1ST QUARTER RESULTS

CINCINNATI, OHIO - April 26, 2004 - Great American Financial Resources, Inc. (NYSE: GFR) today reported net income of $17.0 million ($0.36 per share) for the first quarter of 2004 compared to $8.3 million ($0.20 per share) for the first quarter of 2003.

Many investors and analysts focus on "core net operating earnings" of companies, setting aside items that are not considered to be part of the ongoing earnings of the company. Core net operating earnings, which exclude the effects of realized gains (losses), an accounting change and losses on retirements of subsidiary trust securities were $14.4 million ($0.30 per share) for the first quarter of 2004 compared to $13.6 million ($0.32 per share) for the first quarter of 2003. Realized gains were reduced by aftertax provisions of $1.7 million and $15.0 million for impairments on investments in the first quarters of 2004 and 2003, respectively. GAFRI's investment portfolio remains high in quality, with 94% of its bonds rated investment grade.

The increase in core net operating earnings reflects improved results in the Company's supplemental insurance operations. This improvement was partially offset by (i) the impact of the continued low interest rate environment on GAFRI's fixed annuity operations and (ii) the recent issuance of long-term debt to pay down lower costing bank debt with a shorter maturity, resulting in higher interest expense in 2004. The decrease in core net operating earnings per share reflects the greater number of shares outstanding as a result of GAFRI's common stock rights offering in 2003. Based on the current interest rate environment, GAFRI expects that core net operating earnings for the entire year of 2004 will exceed those of 2003 by 20% - 25% and core net operating earnings per share will exceed 2003 by 10% - 15%.

In addition, GAFRI expects to recognize an aftertax gain of between $25 million and $30 million on its investment in Provident Financial Group as a result of the merger of that company with National City Corporation. This transaction is expected to close in the second quarter of 2004.

GAFRI's statutory premiums in the first quarter of 2004 were $266 million compared to $316 million in the same quarter in 2003. GAFRI continues to maintain discipline in setting its commission and interest rates, resulting in slowed sales of single premium annuities.

.While we expect this interest rate environment to continue in the short-term, we also expect pretax core operating earnings for the entire year of 2003 to be 5% to 10% higher than the $85 million reported last year."

-more-

At March 31, 2004, GAFRI's book value was approximately $17.60 per common share. This amount includes unrealized gains on equity securities but excludes unrealized gains on fixed maturity securities.

GAFRI's subsidiaries include Great American Life Insurance Company, Annuity Investors Life Insurance Company, United Teacher Associates Insurance Company, Loyal American Life Insurance Company, Great American Life Assurance Company of Puerto Rico, and Manhattan National Life Insurance Company. Through these companies, GAFRI markets fixed and variable annuities and a variety of supplemental, long-term care and life insurance.

Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 encourages corporations to provide investors with information about the Company's anticipated performance and provides protection from liability if future results are not the same as management's expectations. Documents may contain certain forward-looking statements that are based on assumptions which management believes are reasonable but, by their nature, inherently uncertain. Future results could differ materially from those projected. Factors that could cause such differences include, but are not limited to: changes in economic conditions, regulatory actions and competitive pressures. Forward-looking statements are made only as of the date of their release and GAFRI does not have any obligation to update any forward-looking statements to reflect subsequent events or circumstances.

Conference Call

GAFRI's results will be discussed as part of a conference call being conducted by American Financial Group, Inc., GAFRI's majority shareholder. The call will be held at 11:30 a.m. (EDT) today. Toll-free telephone access will be available by dialing 1-888-855-5487. Please dial in 5 to 10 minutes prior to the scheduled start time of the call. A replay of the call will also be available at around 2:30 p.m. (EDT) today until 8:00 p.m. on April 28, 2004. To listen to the replay, dial 1-888-203-1112 and provide the confirmation code 341565. The conference call will also be broadcast over the Internet. To listen to the call via the Internet, go to AFG's website, www.amfnl.com, and follow the instructions at the Webcast link.

GREAT AMERICAN FINANCIAL RESOURCES, INC.

Condensed Income Statement

(In millions, except per share amounts)
	Three months ended March 31,

	2004	2003
Revenues:
Net investment income	$127.4	$129.6
Life, accident and health premiums (a)	90.3	79.5
Other income	18.5	17.5
Total revenues	236.2	226.6

Benefits and expenses:
Benefits to policyholders	141.6	137.9
Insurance acquisition expenses	30.1	26.3
Interest and other financing expenses	7.8	5.9
Other expenses	36.5	37.2
Total benefits and expenses	216.0	207.3

Core operating earnings	20.2	19.3
Related income taxes	5.8	5.7

Core net operating earnings	14.4	13.6

Non-operating items, aftertax:
Realized gains (losses)	5.7	(5.3)
Loss on retirement of subsidiary trust securities	(0.9)	-
Cumulative effect of accounting change (b)	(2.2)	-
Net income	$ 17.0	$ 8.3

Average common shares outstanding - diluted	47.3	42.6

Diluted earnings per share data:
Core net operating earnings	$ 0.30	$ 0.32
Realized gains (losses)	0.12	(0.12)
Loss on retirement of subsidiary trust securities	(0.02)	-
Cumulative effect of accounting change (b)	(0.04)	-
Diluted net income per common share	$ 0.36	$ 0.20

Supplemental Premium Information (a)
Fixed Annuity Premiums	$149.4	$207.4
Variable Annuity Premiums	27.7	30.6

____________

  For GAAP income statement purposes, annuity premiums are accounted for as deposits rather than revenues.

  Reflects the implementation of an accounting change related to long duration contracts mandated by Statement of Position 03-1.